UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10 /A
 (Amendment No. 1)

GENERAL FORM FOR THE REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NASCENT BIOTECH INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55299	45-0612715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8400 Miramar Road, Suite 247, San Diego CA 92126
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (612) 961-5656

Securities to be registered under 12(b) of the Act:

None

Securities to be registered under 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

NASCENT BIOTECH INC.

FORM 10

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains certain forward-looking statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management. Statements in this Form 10 that are not historical facts are hereby identified as “forward-looking statements.”

ITEM 1. BUSINESS

Organization

NASCENT BIOTECH INC., a Nevada corporation (“Nascent” or the “Company”) was originally incorporated on May 13, 2009 as “ Jin-En International Group Holding Company ” to operate an online retail fur boutique for the Chinese market.  In July, 2014, Jin-En entered into an Exchange Agreement with an entity formerly known as Nascent Biotech, Inc., a Nevada corporation which is now known as Nascent Biologics, Inc. (“Biologics”).   As part of the Exchange Agreement, Jin-En changed its name to “ Nascent Biotech Inc .” and the entity formerly known as “Nascent Biotech, Inc.”, changed its name to Nascent Biologics, Inc. and became the Company’s wholly owned subsidiary. Articles of Exchange were filed with the Nevada Secretary of State describing this transaction. The shareholders of Biologics exchanged their shares in Biologics for shares in Jin-En on a one-to-one ratio, for a total issuance by Jin-En to the Biologics shareholders of an aggregate of 7,500,200 shares. As part of the transaction, the largest Jin-En shareholder returned 15,000,000 shares of Jin-En common shares for cancellation and those shares were returned to the treasury.

EMERGING GROWTH COMPANY STATUS

As part of the Jumpstart Our Business Startups Act of 2012 (“JOBS ACT”), companies with less than one billion dollars in gross revenue can qualify as an “emerging growth company.” We will qualify as an emerging growth company as defined in the JOBS Act, and, as such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (ii) reduced disclosure obligations regarding executive compensation in our periodic and annual reports, (iii) not being required to comply with certain new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, and (iv) not being required to obtain stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of the reduced disclosure obligations.

Additionally, we will qualify as a “Smaller Reporting Company” and also have the advantage of not being required to provide the same level of disclosure as larger companies. Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed one billion dollars, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common units that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. At this time we expect to remain both a “Smaller Reporting Company” and “Emerging Growth Company” for the foreseeable future.

Business

We are a development stage biopharmaceutical company that develops monoclonal antibodies for the treatment of various forms of cancer. We focus on biologic drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer and then seek to further develop those drug candidates for commercial use. We currently own the license rights to a drug candidate, pritumumab which we are developing initially for the treatment of brain cancer patients, as well as metastatic lung cancer patients, and metastatic breast cancer patients .

We are initially primarily focused on developing pritumumab for the treatment of patients with brain cancer malignancies such as glioma and astrocytoma. Pritumumab is a monoclonal antibody that has been tested in Ministry of Health and Welfare approved clinical studies in 249 human brain cancer patients in the nation of Japan.  The objective of the Phase I and Phase II human clinical trial was to determine the safety of pritumumab in humans and its efficacy in eliminating tumors or reducing tumor size in patients with brain cancer.  These clinical trials were conducted at 17 clinical sites within Japan during a 14-year time period (1988 to 2002).  All patients were dosed at 1 mg, twice per week, for 24 weeks, and were evaluated over this 14 year period.  The sponsor of those trials was the Hagiwara Institute of Health (HIH).  Manufacturing of pritumumab was conducted by the Japanese contract research organization, Japan Pharmaceutical Development, and all pre-clinical development work was performed at HIH.  At the end of the Phase II trial, the HIH was approved for expanded Phase III trials in humans; however, the founder of HIH passed away and the clinical development of pritumumab was abandoned.  An issue at that time was the ability to manufacture enough pritumumab to continue clinical trials.  The product has never been approved for sale in Japan or elsewhere.  Currently, therapeutic strategies, such as the use of the chemotherapy drug Temodar, or surgical strategies, are used for the treatment of this cancer. However, there still exists a huge need in the marketplace to develop safer, more effective drugs as Temodar is attributed to only median rates of survival and many brain tumors are eligible for surgery. Moreover, even when removed, many brain tumors come back within one year post-operation. Today, with current standards of care, only 25% of brain cancer patients will live past the first year after diagnosis, and only 3% of patients will live to five years.

Based on pre-clinical and clinical studies to date, we believe that pritumumab may offer an advantage over existing treatments by binding to a molecule on the outer surface of cancer cells called ectodomain vimentin. This particular target, generally referred to as an antigen, is prevalent in many different tumor types and is not being developed by any other biopharmaceutical companies. By binding to this target, pritumumab is able to make the tumor cells “known” to the body’s immune system, resulting in an anti-idiotype immune-response which results in the death of the cancer cell and the overall depletion of the tumor.

Data from the Japanese clinical studies of pritumumab administered as a single agent to brain cancer patients with a wide range of various tumor types demonstrated an average objective response rate of 29% (objective response rate is defined as a measurable reduction in tumor size, including elimination of the tumor – as measured by a standard formulary from MRI and X-ray imaging). Additionally, data from the 249 patients treated with pritumumab also suggests a manageable and predictable safety profile. Of the 249 patients treated, less than 10% showed adverse events, confined to wheal (headache) and erythema (swelling) at the site of the injection.  There were no serious adverse events noted.

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We have licensed the exclusive worldwide rights to pritumumab from HIH. We expect to amplify on the past clinical development strategy in Japan and during the next 12 months plan to:

• commence Phase I/II clinical trials in the United States, evaluating the use of pritumumab for patients with various brain malignancies;

• commence ongoing studies with pritumumab for the treatment of metastatic lung cancer and metastatic breast cancer;

• continue to evaluate the application of pritumumab in the treatment of other forms of ecodomain vimentin positive cancers where there may be unmet medical needs.

The Company plans to file an IND application with the US Food and Drug Administration for both types of Phase I/II clinical studies by the end of the third quarter of 2015 and will commence the trials at the earliest possible time after filing.

Our Chief Executive Officer, Dr. Mark Glassy, has extensive experience in identifying and developing monoclonal antibodies for use in the treatment of cancer. Dr. Glassy is recognized as being amongst the first researchers to isolate monoclonal antibodies in which his research greatly enhanced the development and scientific acceptance of human hybridoma technology. His work resulted in him receiving the Arthur Furst Award for scientific excellence and contribution to humankind in 2003. In addition, prior to founding Nascent, he held various executive office positions at Shantha West, Inc., a drug discovery company with operations in California and India. He also had long tenure as a professor of immunology at University of California, San Diego.

Brain Cancer Overview

Cancer of the brain can be a primary brain tumor that originates in the brain or a metastatic (secondary) brain tumor that originates from cancer cells that have migrated from other parts of the body.

Primary brain cancer rarely spreads beyond the central nervous system, and death results from uncontrolled tumor growth within the limited space of the skull. Metastatic brain cancer indicates advanced disease and has a poor prognosis.

Primary brain tumors can be cancerous or noncancerous. Both types take up space in the brain and may cause serious symptoms (e.g., vision or hearing loss) and complications (e.g., stroke).

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All cancerous brain tumors are life threatening (malignant) because they have an aggressive and invasive nature. A noncancerous primary brain tumor is life threatening when it compromises vital structures (e.g., an artery).

Brain Cancer Incidence and Prevalence.

In the United States, the annual incidence of brain cancer generally is 15–20 cases per 100,000 people. Brain cancer is the leading cause of cancer-related death in patients younger than age 35.

Primary brain tumors account for 50% of intracranial tumors and secondary brain cancer accounts for the remaining cases. Approximately 19,000 people in the United States are diagnosed with primary cancer each year and about 13,000 die of the disease. The annual incidence of primary brain cancer in children is about 3 per 100,000.

Secondary brain cancer occurs in 20–30% of patients with metastatic disease and incidence increases with age. In the United States, about 100,000 cases of secondary brain cancer are diagnosed each year.

Our Goal and Strategy

Our goal is to become a leading oncology-focused biopharmaceutical company. The key elements of our strategy to achieve this goal are as follows:

• Advance pritumumab, our drug candidate, toward regulatory approval and commercialization. We are primarily focused on developing pritumumab for the treatment of patients’ brain tumors, as well as lung and breast cancer metastases to the brain . We plan to modify the previous clinical development strategy employed in Japan, by focusing our planned Phase I/II clinical trials on the use of pritumumab to include the metastatic treatment option, which we believe may be underserved by current treatment alternatives and where clinical trials have shown substantial levels of activity. We will employ much higher doses in the clinical protocol , compared to the studies in Japan, to test for safety and increased efficacy .

• Expand our product pipeline by pursuing additional indications for pritumumab , due to the fact that the target antigen (ectodomain vimentin) is present in a variety of cancers apart from brain cancer. Nascent will seek to expand pritumumab into as many different indications as possible. We also believe pritumumab could be an effective carrier protein for other anti-cancer drugs (a cocktail approach in which an anti-cancer drug is attached to an antibody) and we also believe we can develop pritumumab as a diagnostic tool.

• Evaluate the commercialization strategies on a product-by-product basis in order to maximize the value of each. As we move our drug candidates through development toward regulatory approval, we will evaluate several options for each drug candidate’s commercialization strategy. These options include building our own internal sales force; entering into a joint marketing partnership with another pharmaceutical company or biotechnology company, whereby we jointly sell and market the product; and out-licensing our product, whereby another pharmaceutical company or biotechnology company sells and markets our product and pays us on a developmental milestone and royalty on sales basis. Our decision will be made separately for each product and will be based on a number of factors including capital necessary to execute on each option, size of the market that needs to be addressed and terms of potential offers from other pharmaceutical and biotechnology companies. It is too early for us to know which of these options we will pursue for our drug candidates, assuming their successful development.

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Product Development Pipeline

Pritumumab in Cancer Patients

Our initial focus is on the development of Pritumumab as an intravenous treatment of patients with various types of brain cancer, specifically stage II and III glioma and astrocytoma.

Advantages of Pritumumab

Based on pre-clinical and clinical studies to date, we believe that pritumumab may offer an advantage over existing treatments that are used in the treatment of patient’s brain malignancies and other various forms of cancer. The antibody utilizes a fully human, natural approach which we believe results in the molecule posing very little toxicity to the patient, particularly in comparison to chemotherapies and cytokine approaches that currently dominate the marketplace. Further, the antibody binds to a very novel target that appears to be prevalent in a number of solid tumors. A fully human approach will mimic and harness the body’s natural defense system to fight cancer and offer and efficacious, a safer approach to other protocols, such as chemotherapy, radiation or surgery, that can be devastating and life threatening in and of themselves.

Disadvantages of Pritumumab

Given the low survival rates for current standard therapy in brain cancer, the Japanese clinical data indicating very few adverse events, both in percentage and type, and the general safety associated with monoclonal antibodies currently approved in the United States for a variety of therapeutic indications, we believe that there are no disadvantages of Pritumumab to current therapy.

Development Plan

We plan to conduct additional US-based clinical trials of pritumumab in patients with brain cancer over the next 12 to 18 months. In one trial, we also plan to further investigate the efficacy of pritumumab when given to patients with malignant brain tumors such as gliomas, astrocytomas, and glioblastoma multiforme (advanced stage glioma). In another trial, we plan to investigate the efficacy of pritumumab in patients with metastatic lung and breast cancers that have led to these patients to experience a brain malignancy. Our Phase I/II trials are also planned as multiple ascending dose studies, where we will employ significantly higher doses in the clinical protocol, compared to the studies in Japan, to test for safety and increased efficacy. We will not require independent Phase I studies to test for safety of pritumumab.

We have not submitted our IND to the FDA for evaluation and comment; however, we believe that we can complete the Phase I/II studies indicated above within a period of about 36 months and for a total cost of less than $15 million dollars.  This will, of course, require funding additional to our planned raises as discussed elsewhere in this document.

Clinical Testing of Our Products in Development

Each of our products in development, and likely all future drug candidates, will require extensive pre-clinical and clinical testing to determine the safety and efficacy of the product prior to seeking and obtaining regulatory approval for marketing and sale of the product. This process is expensive and time consuming. In completing this pre-clinical and clinical testing, we are dependent upon third-party consultants, consisting mainly of investigators, collaborators, and contract research organizations, who will conduct such testing.

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We and our third-party consultants conduct pre-clinical testing in accordance with Good Laboratory Practices, or GLPs, and clinical testing in accordance with Good Clinical Practices , or GCPs, which are international ethical and scientific quality standards utilized for pre-clinical and clinical testing, respectively. GCP is the standard for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, and is required by the FDA to be followed in conducting clinical trials. Additionally, our pre-clinical and clinical testing completed in the European Union, or the EU, is conducted in accordance with applicable EU standards, such as the EU Clinical Trials Directive (Directive 2001/20/EC of April 4, 2001), or the EU Clinical Trials Directive, and the national laws of the Member States of the EU implementing its provisions.

Intellectual Property

We hold a worldwide exclusive license under our license agreement to 13 granted U.S. and world patents and one pending U.S. patent applications entitled “Enhances Delivery of Pritumumab to the Brain (DOCS #3461895-26625)”, as well as foreign counterparts and other patent applications and patents claiming priority therefrom. Out of the 13 granted patents, only 3 are still within issuance as 10 patents expired and were not renewed. The expired patents were deemed to have no value for the advancement of development of pritumumab and were not renewed by Nascent Biologic, Inc. prior to its acquisition by the Company. The value of all the patents have been  impaired reducing the asset value to zero.  Patents in effect through 2017 include 6,051,387, 6,051,693 and 6,165,467.  In addition the Federal Drug Administration has granted the Company orphan drug status.

If we obtain marketing approval for pritumumab or other drug candidates in the United States or in certain jurisdictions outside of the United States, we may be eligible for regulatory protection, such as seven years of market exclusivity under FDA orphan status, up to five years of patent term extension potentially available in the United States under the Hatch-Waxman Act, 8 to 11 years of data and marketing exclusivity potentially available for new drugs in the European Union, up to five years of patent extension in Europe (Supplemental Protection Certificate), and eight years of data exclusivity potentially available in Japan. There can be no assurance that we will qualify for any such regulatory exclusivity, or that any such exclusivity will prevent competitors from seeking approval solely on the basis of their own studies. See “Government Regulation” below.

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and abroad. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. See “Risk Factors—Risks Related to Our Intellectual Property.  Our proprietary rights may not adequately protect our intellectual property and potential products, and if we cannot obtain adequate protection of our intellectual property and potential products, we may not be able to successfully market our potential products.”

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We will depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and inventions for which patents may be difficult to obtain or enforce, we will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we plan to require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

License

The Company holds a license from a third party for certain patents and related material related to Pritumumab. The license allows the Company to develop, manufacture and sell its product worldwide using the patents under the licenses agreement.. The license was entered into by Nascent Biologics, Inc. in March 2009 granting rights to the development and certain patents.  The license was granted for total consideration of $2,000,000, to be paid in six installment of $300,000 plus a final payment of $200,000 on January 1, 2016.  In addition, the license provides the licensor with a royalty of 2% on the sales of the developed product, up to $10,000,000 in sales, and thereafter, a royalty of 1% for all sales over $10,000,000. Prior to the acquisition by the Company, Nascent Biologics allowed 10 patents to expire based on their assessment of the patents and their value relating to the Company’s development of its product. Nascent Biologics and the licensor amended the license agreement requiring payments of $333,000 per year from January 1, 2012 through January 1, 2015. Such payments were not made by Nascent Biologic or the Company after the acquisition of Nascent Biologic. Presently, the Company is paying the license holder $1,000 per month toward satisfaction of the consideration for the license agreement.

The Company is delinquent on the payments of the license agreement and does not have a formal agreement with the license holder for future license payments except as spelled out in the amended license agreement. The Company and or the license holder may cancel the agreement with a 90 day notice. The Company continues to have favorable communications with the license holder and plans in the next 3 months to discuss amending the license agreement and its terms. To meet future payments as required and agreed upon, the Company will need to raise additional capital over the next year.

The Company has determined the value of the license agreement has diminished materially due to the expiration of 10 of the patents and 2 year term on the remaining three.  In addition, the Company research and development has advanced the development of the product requiring a new patent to cover its product. The new patent has been applied for by the Company.

Manufacturing

We do not currently have our own manufacturing facilities. We intend to continue to use our financial resources to accelerate development of our drug candidates rather than diverting resources to establish our own manufacturing facilities. We intend to meet our pre-clinical and clinical trial manufacturing requirements by establishing relationships with third-party manufacturers and other service providers to perform these services for us. We do not have any long-term agreements or commitments for these services. Likewise, we do not have any long-term agreements or commitments with vendors to supply the underlying component materials of our drug candidates, some of which are available from only a single supplier. We intend to continue those relationships to maintain our supply of the drug candidates. Should any of our drug candidates obtain marketing approval, we anticipate establishing relationships with third-party manufacturers and other service providers in connection with the commercial production of our products. We have some flexibility in securing other manufacturers to produce our drug candidates; however, our alternatives may be limited due to proprietary technologies or methods used in the manufacture of some of our drug candidates.

Sales and Marketing

We currently have no marketing, sales or distribution capabilities. We do, however, have worldwide commercialization rights for our drug candidates. In order to commercialize any of our drug candidates if and when they are approved for sale in the United States or elsewhere, we will need to develop the necessary marketing, sales and distribution capabilities.

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Competition

The development and commercialization of new products to treat cancer is highly competitive, and we expect considerable competition from major pharmaceutical, biotechnology and specialty cancer companies. As a result, there are and will likely continue to be extensive research and substantial financial resources invested in the discovery and development of new cancer products. Our potential competitors include, but are not limited to, Genentech, GlaxoSmithKline, Roche, Boehringer Ingelheim, Takeda, Array Biopharma and Ambit Biosciences. We are an early stage company with no history of operations and we only recently acquired the rights to the drug candidates we expect to develop. Many of our competitors have substantially more resources than we do, including both financial and technical. In addition, many of our competitors have more experience than us in pre-clinical and clinical development, manufacturing, regulatory and global commercialization. We are also competing with academic institutions, governmental agencies and private organizations that are conducting research in the field of cancer. We anticipate that we will face intense competition.

We expect that our products under development and in clinical trials will address major markets within the cancer sector. Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors’ products may be an important competitive factor. Accordingly, the speed with which we can develop products, complete pre-clinical testing, clinical trials and approval processes and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price, reimbursement and patent position.

Government Regulation

United States—FDA Process

The research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing, among other things, of drug products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and it’s implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending New Drug Applications (NDAs), warning letters, fines, civil penalties, product recalls, product seizures, total or partial suspension of production or distribution, injunctions and/or criminal prosecution.

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Drug Approval Process. None of our drug product candidates may be marketed in the United States until the drug has received FDA approval. The steps required before a drug may be marketed in the United States generally include the following:

• completion of extensive pre-clinical laboratory tests, animal studies, and formulation studies in accordance with the FDA’s GLP regulations;

• submission to the FDA of an Investigational New Drug for human clinical testing, which must pass FDA review before human clinical trials may begin;

• performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each proposed indication;

• submission to the FDA of a New Drug Application after completion of all pivotal clinical trials;

• satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the active pharmaceutical ingredient, or API, and finished drug product are produced and tested to assess compliance with current Good Manufacturing Practices (cGMPs); and

• FDA review and approval of the NDA prior to any commercial marketing or sale of the drug in the United States.

The development and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Pre-clinical tests include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies. The conduct of the pre-clinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about the conduct of the trial, such as whether human research subjects will be exposed to an unreasonable health risk. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. The Company cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be provided to the FDA as part of a separate submission to the IND. Further, an Institutional Review Board (IRB) for each medical center proposing to conduct the clinical trial must review and approve the study protocol and informed consent information for study subjects for any clinical trial before it commences at that center, and it must monitor the study until it is completed. Study subjects must sign an informed consent form before participating in a clinical trial.

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Clinical trials necessary for product approval typically are conducted in three sequential phases, but the phases may overlap. Phase 1 usually involves the initial introduction of the investigational drug into a limited population, typically healthy humans, to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase 2 usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific targeted indications. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials. Phase 3 trials, commonly referred to as pivotal studies, are undertaken in an expanded patient population at multiple, geographically dispersed clinical trial centers to further evaluate clinical efficacy and test further for safety by using the drug in its final form. There can be no assurance that Phase 1, Phase 2 or Phase 3 testing will be completed successfully within any specified period of time, if at all. Furthermore, the Company, the FDA or an IRB may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Moreover, the FDA may approve an NDA for a product candidate, but require that the sponsor conduct additional clinical trials to further assess the drug after NDA approval under a post-approval commitment. Post-approval trials are typically referred to as Phase 4 clinical trials.

During the development of a new drug, sponsors are given an opportunity to meet with the FDA at certain time points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach an agreement on the next phase of development. Sponsors typically use the end of Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support approval of the new drug. If a Phase 3 clinical trial is the subject of discussion at an end of Phase 2 meeting with the FDA, a sponsor may be able to request a Special Protocol Assessment, the purpose of which is to reach an agreement with the FDA on the design of the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim. If such an agreement is reached, it will be documented and made part of the administrative record, and it will be binding on the FDA unless public health concerns unrecognized at the time of the protocol assessment are evident, and may not be changed except under a few specific circumstances.

Concurrent with clinical trials, companies usually complete additional animal safety studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and the manufacturer must develop and validate methods for testing the quality, purity and potency of the final drugs. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf-life.

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Assuming successful completion of the required clinical testing, the results of the pre-clinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. An NDA must be accompanied by a significant user fee, which is waived for the first NDA submitted by a qualifying small business.

The testing and approval process requires substantial time, effort and financial resources. The agency reviews the application and may deem it to be inadequate to support the registration, and companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee, but it typically follows such recommendations.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless the manufacturing is in compliance with cGMPs. If the FDA evaluates the NDA and the manufacturing facilities are deemed acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

The FDA may deny approval of an NDA by issuing a Complete Response Letter if the applicable regulatory criteria are not satisfied. A Complete Response Letter may require additional clinical data and/or an additional pivotal Phase 3 clinical trial(s), and/or other significant, expensive and time-consuming requirements related to clinical trials, pre-clinical studies or manufacturing. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we or our collaborators interpret data. Alternatively, approval may occur with Risk Evaluation and Mitigation Strategies, or REMS, which limit the labeling, distribution or promotion of a drug product. Once issued, the FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing, including Phase 4 clinical trials, and surveillance programs to monitor the safety effects of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs or other information.

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Expedited Review and Approval

The FDA has various programs, including Fast Track, priority review and accelerated approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis of surrogate endpoints. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development, and expedite the review of drugs to treat serious diseases and fill an unmet medical need. Priority review is designed to give drugs that offer major advances in treatment or provide a treatment where no adequate therapy exist an initial review within 6 months as compared to a standard review time of 10 months. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Accelerated approval provides an earlier approval of drugs to treat serious diseases, and that fill an unmet medical need based on a surrogate endpoint, which is a laboratory measurement or physical sign used as an indirect or substitute measurement representing a clinically meaningful outcome. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials.

Post-Approval Requirements

Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. In addition, certain changes to an approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from the FDA, typically a new NDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

If post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA and maintain pharmacovigilance programs to proactively look for these adverse events, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMPs after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of ongoing compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third-party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including recall of the product from the market or withdrawal of approval of the NDA for that drug.

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Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of the use of our drugs, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.

Data and market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the pre-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

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Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of foreign countries before we can commence clinical trials and approval of foreign countries or economic areas, such as the EU, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

In the European Economic Area, or EEA (which is comprised of the 27 member states of the EU, or Member States, plus Norway, Iceland and Liechtenstein), medicinal products can only be commercialized after obtaining a Marketing Authorization, or MA. There are two types of marketing authorizations:

• The Community MA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use, or CHMP, of the European Medicines Agency, or EMA, and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

• National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member State through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure, an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State. The competent authority of the Reference Member State prepares a draft assessment report, a draft summary of the specific product characteristics, or SPC, and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling or packaging proposed by the Reference Member State, the product is subsequently granted a National MA in all the Member States (i.e., in the Reference Member State and the Member States Concerned).

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Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

As in the United States, it may be possible in foreign countries to obtain a period of market and/or data exclusivity that would have the effect of postponing the entry into the marketplace of a competitor’s generic product. For example, if any of our products receive marketing approval in the EEA, we expect they will benefit from 8 years of data exclusivity and 10 years of marketing exclusivity. An additional non-cumulative one year period of marketing exclusivity is possible if during the data exclusivity period (the first 8 years of the 10 year marketing exclusivity period), we obtain an authorization for one or more new therapeutic indications that are deemed to bring a significant clinical benefit compared to existing therapies. The data exclusivity period begins on the date of the product’s first marketing authorization in the EU and prevents generics from relying on the marketing authorization holder’s pharmacological, toxicological and clinical data for a period of 8 years. After 8 years, a generic product application may be submitted and generic companies may rely on the marketing authorization holder’s data. However, a generic cannot launch until 2 years later (or a total of 10 years after the first marketing authorization in the EU of the innovator product), or 3 years later (or a total of 11 years after the first marketing authorization in the EU of the innovator product) if the marketing authorization holder obtains marketing authorization for a new indication with significant clinical benefit within the 8 year data exclusivity period. In Japan our products may be eligible for eight years of data exclusivity. There can be no assurance that we will qualify for such regulatory exclusivity, or that such exclusivity will prevent competitors from seeking approval solely on the basis of their own studies.

When conducting clinical trials in the EU we must adhere to the provisions of the EU Clinical Trials Directive and the laws and regulations of the EU Member States implementing them. These provisions require, among other things, that the prior authorization of an Ethics Committee and the competent Member State authority is obtained before commencing the clinical trial.

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Pricing and Reimbursement

In the United States and internationally, sales of products that we market in the future, and our ability to generate revenues on such sales, are dependent, in significant part, on the availability of adequate coverage and reimbursement from third-party payers such as state and federal governments, managed care providers and private insurance plans. Private insurers, such as health maintenance organizations and managed care providers, have implemented cost-cutting and reimbursement initiatives and likely will continue to do so in the future. These include establishing formularies that govern the drugs and biologics that will be offered and also the out-of-pocket obligations of member patients for such products. We may need to conduct pharmacoeconomic studies to demonstrate the cost effectiveness of our products for formulary coverage and reimbursement. Even with studies, our products may be considered less safe, less effective or less cost-effective than existing products, and third-party payers may not provide coverage and reimbursement for our product candidates, in whole or in part.

In addition, particularly in the United States and increasingly in other countries, we are required to provide discounts and pay rebates to state and federal governments and agencies in connection with purchases of our products that are reimbursed by such entities. It is possible that future legislation in the United States and other jurisdictions could be enacted that could potentially impact the reimbursement rates for the products we are developing and may develop in the future and also could further impact the levels of discounts and rebates paid to federal and state government entities. Any legislation that impacts these areas could impact, in a significant way, our ability to generate revenues from sales of products that, if successfully developed, we bring to market.

Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental changes. There have been, and we expect there will continue to be, legislative and regulatory proposals to change the healthcare system in ways that could significantly affect our future business. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, the PPACA, enacted in March 2010, substantially changes the way healthcare is financed by both governmental and private insurers. Among other cost containment measures, PPACA establishes:

• an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents;

• a new Medicare Part D coverage gap discount program, in which pharmaceutical manufacturers who wish to have their drugs covered under Part D must offer discounts to eligible beneficiaries during their coverage gap period, or the donut hole; and

• a new formula that increases the rebates a manufacturer must pay under the Medicaid Drug Rebate Program.

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In the future, there may continue to be additional proposals relating to the reform of the U.S. healthcare system. Future legislation, including the current versions being considered at the federal level in the United States or regulatory actions implementing recent or future legislation, may have a significant effect on our business. Our ability to successfully commercialize products depends in part on the extent to which reimbursement for the costs of our products and related treatments will be available in the United States and worldwide from government health administration authorities, private health insurers and other organizations. Because the adoption of certain proposals could limit the prices we are able to charge for our products, or the amounts of reimbursement available for our products, and could limit the acceptance and availability of our products, substantial uncertainty exists as to the reimbursement status of newly approved health care products by third-party payers.

Sales and Marketing

The FDA regulates all advertising and promotion activities for products under its jurisdiction both prior to and after approval, including standards and regulations for direct-to-consumer advertising, dissemination of off-label information, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to the drug, including changes in indications, labeling, or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new or supplemental NDA, which may require us to collect additional data or conduct additional pre-clinical studies and clinical trials. Failure to comply with applicable FDA requirements may subject a company to adverse publicity, enforcement action by the FDA, corrective advertising, consent decrees and the full range of civil and criminal penalties available to the FDA.

Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties, and often reflect a physician’s belief that the off-label use is the best treatment for the patients. The FDA does not regulate the behavior of physicians in their choice of treatments, but FDA regulations do impose stringent restrictions on manufacturers’ communications regarding off-label uses. Failure to comply with applicable FDA requirements may subject a company to adverse publicity, enforcement action by the FDA, corrective advertising, consent decrees and the full range of civil and criminal penalties available to the FDA.

Outside the United States, our ability to market a product is contingent upon obtaining marketing authorization from the appropriate regulatory authorities. The requirements governing marketing authorization, pricing and reimbursement vary widely from country to country.

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We may also be subject to various federal and state laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal for a prescription drug manufacturer to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations and very few court decisions addressing industry practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws.

Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal health care programs (including Medicare and Medicaid) and corporate integrity agreements, which impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties also can be imposed upon executive officers and employees, including criminal sanctions against executive officers under the so-called “responsible corporate officer” doctrine, even in situations where the executive officer did not intend to violate the law and was unaware of any wrongdoing. Given the penalties that can be imposed on companies and individuals if convicted, allegations of such violations often result in settlements even if the company or individual being investigated admits no wrongdoing. Settlements often include significant civil sanctions, including fines and civil monetary penalties, and corporate integrity agreements. If the government was to allege or convict us or our executive officers of violating these laws, our business could be harmed. In addition, private individuals have the ability to bring similar actions. Our activities could be subject to challenge for the reasons discussed above and due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities. Further, there is an increasing number of state laws that require manufacturers to provide reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. Given the lack of clarity in laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state authorities.

Other Laws and Regulatory Processes

We are subject to a variety of financial disclosure and securities trading regulations as a public company in the United States, including laws relating to the oversight activities of the Securities and Exchange Commission, or SEC, and, if our capital stock becomes listed on a national securities exchange, we will be subject to the regulations of such exchange on which our shares are traded. In addition, the Financial Accounting Standards Board, or FASB, the SEC, and other bodies that have jurisdiction over the form and content of our accounts, our financial statements and other public disclosure are constantly discussing and interpreting proposals and existing pronouncements designed to ensure that companies best display relevant and transparent information relating to their respective businesses.

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Our present and future business has been and will continue to be subject to various other laws and regulations. Various laws, regulations and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movement, import and export and use and disposal of hazardous or potentially hazardous substances used in connection with our research work are or may be applicable to our activities. Certain agreements entered into by us involving exclusive license rights or acquisitions may be subject to national or supranational antitrust regulatory control, the effect of which cannot be predicted. The extent of government regulation, which might result from future legislation or administrative action, cannot accurately be predicted.

Employees

As of the date of this prospectus, we have no full-time employees. Our officers and directors currently act as consultants to the Company in addition to their own jobs.  To successfully develop our drug candidates, we must be able to attract and retain highly skilled personnel. We anticipate hiring full-time employees devoted to research, product and business development activities over the next few years. In addition, we intend to use clinical research organizations and other third parties to perform our clinical studies and manufacturing.

Properties

Our principal executive offices consisting of 250 square feet of space, are located at 8400 Miramar Road, Suite 247, San Diego, CA 92126, which we rent for $350 per month on a month to month basis.  Our telephone number is (612) 961-5656. We have no policies with respect to investments in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.

Legal Proceedings

We are not currently involved in any material legal proceedings.

Corporate History

We were incorporated on May 13, 2009 as Jin-En International Group Holding Company to operate an online retail fur boutique for the Chinese market.  In July, 2014, the Company entered into an Exchange Agreement with Nascent Biotech, Inc., formerly known as Nascent Biologic Inc., also a Nevada corporation.  As part of the Exchange Agreement, the Company changed its name to Nascent Biotech Inc and the business in Jin En was removed from the Company.

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ITEM 1A. RISK FACTORS

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the factors discussed below when considering an investment in our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations and financial condition could suffer significantly. As a result, you could lose some or all of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

Risks Related to our Business

We currently have no product revenues and no products approved for marketing, and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until, and unless, we receive approval from the U.S. Food and Drug Administration, or FDA, and other regulatory authorities overseas for one or more of our drug candidates, we cannot market or sell our products and will not have product revenues. Currently, our only drug candidate is pritumumab, and this product is not approved by the FDA for sale in the United States or by other regulatory authorities for sale outside the United States.  We have not begun any clinical trial for Pritumumab nor have we filed an investigational new drug (IND) application, which will be required before we may commence human clinical trials in the U.S.

Moreover, each of these drug candidates will require time and capital before we can even apply for an IND for approval from the FDA or commence clinical trials.  Therefore, for the foreseeable future, we do not expect to achieve any product revenues and will have to fund all of our operations and capital expenditures from cash on hand, licensing fees and grants, and potentially, future offerings. We will need to seek additional sources of financing, which may not be available on favorable terms, if at all. If we do not succeed in timely raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of any drug candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of additional equity securities, which will have a dilutive effect on our stockholders.

We intend to use the services of outside service providers to conduct our clinical trials and manufacture our products.  We have not entered into any agreements with any outside service providers to provide these services to us and there can be no assurance as to what it may cost the Company to secure these outside services.

Development, Regulatory Approval and Marketing of Products

The outcome of the lengthy and complex process of identifying new compounds and developing new products is inherently uncertain and involves a high degree of risk and cost. Drug discovery and development is time-consuming, expensive and unpredictable. The process from early discovery or design to development to regulatory approval can take many years. Drug candidates can fail at any stage of the process, including as the result of unfavorable clinical trial results. There can be no assurance regarding our ability to meet anticipated clinical trial commencement and completion dates, regulatory submission dates, and launch dates for product candidates, or as to whether or when we will receive regulatory approval for new products or for new indications or dosage forms for existing products. Decisions by regulatory authorities regarding labeling, ingredients and other matters could adversely affect the availability or commercial potential of our products, and there is no assurance that any of our proposed products will receive regulatory approval and/or be commercially successful.

Post-Approval Data

As a condition to granting marketing approval of a product, the FDA may require a company to conduct additional clinical trials. The results generated in these Phase IV trials could result in loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of a product. The Food and Drug Administration Amendments Act of 2007 (the FDAAA) gave the FDA enhanced post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information, and compliance with FDA-approved risk evaluation and mitigation strategies. The FDA’s exercise of its authority under the FDAAA has in some cases resulted, and in the future could result, in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved products. Non-U.S. regulatory agencies often have similar authority and may impose comparable costs.  Post-marketing studies, whether conducted by us or by others and whether mandated by regulatory agencies or voluntary, and other emerging data about marketed products, such as adverse event reports, may also adversely affect sales of our products. Further, the discovery of significant problems with a product similar to one of our products that implicate (or are perceived to implicate) an entire class of products could have an adverse effect on sales of the affected products. Accordingly, new data about our proposed products, or products similar to our proposed products, could negatively impact demand for these products due to real or perceived side effects or uncertainty regarding efficacy and, in some cases, could result in updated labeling, restrictions on use, product withdrawal or recall. Furthermore, new data and information, including information about product misuse, may lead government agencies, professional societies, practice management groups or organizations involved with various diseases to publish guidelines or recommendations related to the use of these products or the use of related therapies or place restrictions on sales. Such guidelines or recommendations may lead to lower sales of these products if and when they reach the market.

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The expiration or loss of patent protection and licenses may affect future revenues and operating income.

The Company’s proposed products will rely on patent and trademark and other intellectual property protection.  To the extent any of the Company’s intellectual property is successfully challenged, invalidated, or circumvented or to the extent it does not allow the Company to compete effectively, our business will suffer.

The Company is obligated under its license agreement to pay $2,000,000 to the patent owner of Pritumumab and is presently delinquent under the original terms of the license agreement.  The Company is currently making payments to the patent owner but the patent owner could take action to terminate the license agreement now or in the future if the Company is unable to make these license payments.  Such action would result in the Company losing the right to continue developing Pritumumab for use as a cancer treatment.

Competitors' intellectual property may prevent the Company from selling its proposed products or have a material adverse effect on the Company’s future profitability and financial condition.

Competitors may claim that our product infringes upon their intellectual property. Resolving an intellectual property infringement claim can be costly and time consuming and may require the Company to enter into license agreements. The Company cannot guarantee that it would be able to obtain license agreements on commercially reasonable terms. A successful claim of patent or other intellectual property infringement could subject the Company to significant damages or an injunction preventing the manufacture, sale or use of affected products. Any of these events could have a material adverse effect on our profitability and financial condition.

The Company research and development efforts may not succeed in developing commercially successful products and technologies, which may cause revenue and profitability to decline.

The Company is committing substantial efforts, funds, and other resources to research and development of its proposed products. A high rate of failure is inherent in the research and development of new products and technologies. The Company will be required to make ongoing substantial expenditures without any assurance that its efforts will be commercially successful. Failure can occur at any point in the process, including after significant funds have been invested.

Promising new product candidates may fail to reach the market or may only have limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, inability to obtain necessary regulatory approvals, limited scope of approved uses, excessive costs to manufacture, the failure to establish or maintain intellectual property rights, or infringement of the intellectual property rights of others. Even if the Company successfully develops new products or enhancements, they may be quickly rendered obsolete by changing customer preferences, changing industry standards, or competitors' innovations. Innovations may not be accepted quickly in the marketplace because of, among other things, entrenched patterns of clinical practice or uncertainty over third-party reimbursement. The Company cannot state with certainty when or whether any of its products under development will be launched, whether it will be able to develop, license, or otherwise acquire compounds or products, or whether any products will be commercially successful. Failure to launch successful new products or new indications for existing products may cause the Company’s products to become obsolete, causing our revenue and operating results to suffer.

New products and technological advances by our competitors may negatively affect our results of operations.

Any products that the Company is able to develop will face intense competition from its competitors' products. Competitors' products may be safer, more effective, more effectively marketed or sold, or have lower prices or superior performance features than our products. We cannot predict with certainty the timing or impact of the introduction of competitors' products.

Product liability claims may occur for our products, which could have a material adverse effect on revenues and financial condition.

The Company, once its product(s) make it to market, may be subject to product liability claims and lawsuits alleging that its products have resulted or could result in an unsafe condition for or injury to patients. Product liability claims and lawsuits, safety alerts or product recalls, and other allegations of product safety or quality issues, regardless of their validity or ultimate outcome, may have a material adverse effect on our business and reputation and on our ability to attract and retain customers. Consequences may also include additional costs, a decrease in market share for the products, lower income or exposure to other claims. The Company will attempt to obtain sufficient product liability insurance but may not be able to obtain such coverage or obtain sufficient coverage to product itself completely from said potential claims.  Product liability claims could have a material adverse effect on our profitability and financial condition.

We have a limited operating history and are not profitable and may never become profitable.

We have a history of operating losses and no meaningful operations upon which to evaluate our business. Our accumulated deficit since inception through March 31, 2014 is $1,450,178.  We expect to incur substantial losses and negative operating cash flow for the foreseeable future as we commence development of our drug candidates, which we do not expect will be commercially available for a number of years, if at all. Even if we succeed in developing and commercializing one or more drug candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. The successful development and commercialization of any drug candidates will require us to perform a variety of functions, including:

• undertaking pre-clinical development and clinical trials;

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• hiring additional personnel;

• participating in the regulatory approval processes;

• formulating and manufacturing products;

• initiating and conducting sales and marketing activities; and,

• implementing additional internal systems and infrastructure.

We will need to raise additional capital in order to fund our business and generate significant revenue in order to achieve and maintain profitability. Additional financing may cause dilution to current investors and there can be no assurance that any additional financing will be on terms that are favorable to the Company and our shareholders.  Without ongoing revenue, our ability to stay in business is contingent on outside capital and we currently have no commitments for such capital.

The departure of certain key personnel could affect the financial condition of the Company due to the loss of their expertise.

Our business plan was developed by our officers and will depend on their ability to develop pharmaceutical products.  Without their expertise, it is unlikely we will be able to complete the development, testing and FDA approval process.  We do not have the funds, at this time, to hire additional personnel and without our current management team, it is unlikely we would be able to obtain further funding.  The loss of any member of management would severely hinder our ability to develop our proposed products.  A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial conditions. We do not maintain key man life insurance on any of our officers or employees.

Upon effectiveness of this Form 10 registration statement, we will be required to file reports, including annual and quarterly reports, with the Securities and Exchange Commission and we currently do not have the funds to pay for these additional costs.

Upon the effectiveness of this Form 10 registration statement, we will be required to file annual and quarterly reports with the Securities and Exchange Commission (“SEC”). We are currently estimating these additional costs and expenses at up to $60,000 which include the expenses related to corporate governance, audits, filing fees and other expenses directly related to maintain our filing obligation with the SEC. Currently, we do not have the funds to pay for such additional expenses which we would anticipate increasing as our revenues grow and the costs of our audits and reviews increase. Without additional capital, we would not have the ability to pay for these expenses.

Our auditors have expressed substantial doubt about our ability to continue as a going concern. If we do not have sufficient funding, we may have to suspend or cease operations within twelve months.

Our audited financial statements for the year ended March 31, 2014 were prepared using the assumption that we will continue our operations as a going concern. We were incorporated in 2009 and do not have a history of earnings in recent years. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financing activities or to generate profitable operations. Such activities may not be available or may not be available on reasonable terms. We believe that if we do not have sufficient funding, we may have to suspend or cease operations within twelve months. Therefore, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company.

We may be exposed to risks relating to management’s conclusion that our disclosure controls and procedures and internal controls over financial reporting are ineffective.

We do not have an independent audit committee and our Board of Directors may be unable to fulfill the functions of such a committee which may compromise the management of our business.

Currently, we do not have an independent audit committee. Our Board of Directors functions as our audit committee and is comprised of four directors, two of whom are not considered to be "independent" in accordance with the requirements of Rule 10A-3 under the Securities Exchange Act of 1934. An independent audit committee plays a crucial role in the corporate governance process, assessment of the Company's processes relating to its risks and control environment, oversight of financial reporting, and evaluation of internal and independent audit processes. The lack of an independent audit committee may prevent the Board of Directors from being independent in its judgments and decisions and its ability to pursue the committee's responsibilities, which could compromise the management of our business.

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Risks Relating to Our Common Stock

We intend to take advantage of the disclosure requirements of the JOBS Act provided for emerging growth companies including not providing all of the accounting disclosure that other companies will be required to provide which may limit an investor’s ability to compare our financial statements with other companies.

Under the JOBS Act, we can elect to not comply with new or revised accounting standards which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies.  Until the standards are required for private companies, we will not have to adopt those standards.  As such, our financial statements may not be comparable to companies that comply with public company effective dates.  This could affect an investor’s ability to evaluate our financial statements compared to other public companies.  In addition to the financial statements, the JOBS Act along with being a “Smaller Reporting Company” allows us to provide less disclosure on certain issues such as executive compensation as other companies which could affect an investor’s ability to compare us to other companies.

The Company’s stock price may be volatile.

The market price of the Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•  technological innovations or new products and services by the Company or its competitors;

•  additions or departures of key personnel;

•  the Company’s ability to execute its business plan;

•  operating results that fall below expectations;

•  loss of any strategic relationship;

•  industry developments;

•  economic and other external factors; and,

•  period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

We may in the future issue additional shares of our common stock which would reduce investors’ ownership interests in the Company and which may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, $.001 par value. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

In the future, the Company might authorize a class of preferred stock with rights and preferences superior to those of the common stockholders and which might contain provisions giving them priority over the rights of the common stockholders. Any such class of preferred stock may result in substantial dilution to our common stockholders and have an adverse effect on any trading market for our common stock.

24

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

The Company’s common stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

The Company’s common stock is and will be subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

Further, the Company’s common stock currently trades on the OTC (over-the-counter) market on the “pink sheets” since the Company’s stock is not currently registered with the SEC.  As such, many stock brokerage firms will not allow accountholders to deposit shares of the Company’s stock into accounts at these brokerage firms or to trade in the Company’s stock for so long as it is on the pink sheets and has a limited amount of trading volume.

25

ITEM 2. FINANCIAL INFORMATION

SUMMARY FINANCIAL DATA

Summary Financial Information

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of March 31, 2014
Balance Sheet
Total Assets	$115,007
Total Liabilities	$1,565,185
Stockholders’ Deficit	$(1,450,178)

Year Ended
March 31, 2014
Income Statement
Revenue	$--
Total Operating Expenses	$521,404
Total Other Expense	$1,346,448
Net Loss	$(1,917,852)

The assets of the Company consist of $113,832 in cash and prepaid expenses of $1,175. The Company does not have any revenue from inception to March 31, 2014. Depreciation was $1,090 with general and administrative costs of $186,596, research and development of $383,718 and development costs of $1,000. Other income and expense totaled $1,346,448 consisting of loss on extinguishment of related party debt of $1,284,558, loss on extinguishment of liabilities of $49,950 and interest of $11,940. Net loss for the year ended March 31, 2014 was $1,917,852.

The following includes the financial information for the six months ended September 30, 2014 (unaudited)

As of September 30, 2014 (Unaudited)
Balance Sheet
Total Assets	$77,732
Total Liabilities	$1,684,576
Stockholders’ Deficit	$(1,606,844)

Six Months Ended September 30, 2014
(Unaudited)
Income Statement
Revenue	$--
Total Operating Expenses	$554,685
Total Other Expense	$5,481
Net Loss	$(560,166)

For the six months ended September 30, 2014, the assets of the Company consist of $65,557 in cash, prepaid expenses of $12,175 and intangible assets of $172,940. Revenues were zero. General and administrative costs were $554,685 plus other expense from the change in the fair value of derivate liability and interest expense was $5,418. The net loss for the six months ended September 30, 2014 was $560,166.

26

Report of Independent Registered Public Accounting Firm

Board of Directors

Nascent Biotech, Inc.

(formerly Nascent Biologics, Inc.)

Vero Beach, Florida

We have audited the accompanying consolidated balance sheets of Nascent Biotech, Inc. (formerly Nascent Biologics, Inc.) and subsidiary (collectively, the “Company”) as of March 31, 2014 and 2013 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years ended March 31, 2014 and 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nascent Biotech, Inc. and subsidiary as of March 31, 2014 and 2013 and the consolidated results of their operations and their cash flows for each of the years ended March 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has a working capital deficit and an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 4 to the financial statements, the 2014 and 2013 financial statements have been restated to correct misstatements.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 10, 2014, except for Note 4 which is dated January 2, 2015

27

NASCENT BIOTECH, INC

(formerly Nascent Biologics, Inc.)

CONSOLIDATED BALANCE SHEETS

	September 30, 2014	March 31, 2014	March 31, 2013
	(Restated)	(Restated)	(Restated)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,557	$113,832	$378
Prepaid expenses	12,175	1,175	4,184
Total current assets	77,732	115,007	4,562

Property and equipment, net of accumulated depreciation of $5,299, $5,299 and $4,209	--	--	1,090
Total assets	$77,732	$115,007	$5,652

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$128,321	$88,571	$379,068
Accounts payable to related parties	23,672	5,297	267,190
License agreement liability	1,466,317	1,471,317	1,153,900
Notes payable to related party	--	--	151,625
Derivate liability	6,266	--	--
Total current liabilities	1,624,576	1,565,185	1,951783

Long term debt	60,000	--	--

Total liabilities	1,684,576	1,565,185	1,951,783

Stockholders’ deficit:
Preferred stock, $0.001par value, 10,000,000 authorized, none issued and outstanding	--	--	--
Common stock, $0.001 par value,100,000,000 authorized,16,074,600, 7,000,200 and 2,687,500 issued and outstanding,respectively	16,074	7,000	2,688
Additional paid-in capital	3,016,606	2,622,180	212,687
Accumulated deficit	(4,639,524)	(4,079,358)	(2,161,506)
Total stockholders’ deficit	(1,606,844)	(1,450,178)	(1,946,131)
Total liabilities and stockholder equity	$77,732	$115,007	$5,652

The accompanying notes are an integral part of these consolidated financial statements.

28

NASCENT BIOTECH, INC

(formerly Nascent Biologics, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Six Months Ended September 30,		Years Ended March 31,
	2014	2013	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)		(Restated)

Operating expenses:
General and administrative expense	$51,710	$58,380	$113,355	$113,460	$186,596	$291,984
Depreciation	--	--	--	1,059	1,090	1,059
Research and development	271,330	12,592	441,330	20,085	383,718	381,270
Loss from operations	(323,040)	(70,972)	(554,685)	(134,604)	(571,404)	(674,313)

Other income (expense):
Loss on extinguishment of related party liabilities	--	--	--	--	(1,284,558)	--
Loss on change in fair value of derivative liability	(5,048)	--	(5,048)	--	--	--
Loss on extinguishment of liabilities	--	--	--	--	(49,950)	--
Interest expense	(169)	(3,980)	(433)	(7,960)	(11,940)	(14,792)
Total other income (expense)	(5,217)	(3,980)	(5,481)	(7,960)	(1,346,448)	(14,792)

Net loss	$(328,257)	$(74,952)	$(560,166)	$(142,564)	$(1,917,852)	$(689,105)

Net loss per share, basic and diluted	$(0.02)	$(0.03)	$(0.05)	$(0.05)	$(0.61)	$(0.26)

Weighted average number of shares outstanding, basic and diluted	14,460,567	2,687,500	10,895,030	2,687,500	3,147,708	2,687,000

The accompanying notes are an integral part of these consolidated financial statements.

29

NASCENT BIOTECH, INC

(formerly Nascent Biologics, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

PERIOD FROM MARCH 31, 2012 THROUGH SEPTEMBER 30, 2014

WITH THE SIX MONTHS ENDED SEPTEMBER 30, 2014 UNAUDITED

(Restated)

			Additional		Total
	Common Stock		Paid-In	Accumulative	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at March 31, 2012 (restated)	2,687,500	$2,688	$212,687	$(1,472,401)	$(1,257,026)

Net loss	--	--	--	(689,105)	(689,105)

Balance at March 31 , 2013 (restated)	2,687,500	2,688	212,687	(2,161,506)	(1,946,131)

Cancellation of common stock	(1,500,000)	(1,500)	1,500	--	--
Common stock issued for related party Liabilities	4,211,500	4,211	2,166,179	--	2,170,390
Common stock issued for liabilities	101,000	101	100,899	--	101,000
Common stock issued for cash	500,000	500	49,500	--	50,000
Common stock issued in reverse merger	1,000,200	1,000	91,415	--	92,415

Net loss	--	--	--	(1,917,852)	(1,917,852)

Balance at March 31, 2014 (restated)	7,000,200	7,000	2,622,180	(4,079,358)	(1,450,178)

Common stock issued in reverse merger	22,829,400	22,829	(41,829)	--	(19,000)
Cancellation of common stock	(15,000,000)	(15,000)	15,000	--	--
Common stock issued for cash	1,245,000	1,245	421,255	--	422,500

Net loss	--	--	--	(560,166)	(560,166)

Balance at September 30, 2014 (restated) (Unaudited)	16,074,600	$16,074	$3,016,606	$(4,639,524)	$(1,606,844)

The accompanying notes are an integral part of these consolidated financial statements.

30

NASCENT BIOTECH, INC

(formerly Nascent Biologics, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended September 30,		Years Ended March 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
		(Restated)
Cash flows from operating activities:
Net loss	$(560,166)	$(142,564)	$(1,917,852)	$(689,105)
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation	--	1,059	1,090	1,059
Change in fair value of derivative liability	5,048	--	--	--
Derivative warrants issued for services	1,218	--	--	--
Loss on extinguishment of related party liabilities	--	--	1,284,558	--
Loss on extinguishment of liabilities	--	--	49,950	--
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	80,750	27,541	54,299	176,245
Accounts payable to related party	18,375	45,000	63,000	94,500
License agreement liability	(5,000)	--	332,417	331,400
Prepaid expenses	(11,000)	1,903	3,009	50
Net cash used in operating activities	(470,775)	(67,061)	(129,529)	(85,851)

Cash flows from investing activities
Cash received in reverse merger	--	--	79,915	--
Net cash provided by investing activities	--	--	79,915	--

Cash flows from financing activities:
Advances from related parties	--	66,683	113,068	86,097
Proceeds from sale of common stock	422,500	--	50,000	--
Net cash provided by financing activities	422,500	66,683	163,068	86,097

Net (decrease) increase in cash	(48,275)	(378)	113,454	246
Cash – beginning of year	113,832	378	378	132
Cash – end of year	$65,557	$--	$113,832	$378

SUPPLEMENT DISCLOSURES:
Interest paid	$--	$--	$--	$--
Income taxes paid	--	-	--	--

NON-CASH TRANSACTIONS
Common stock issued in reverse merger	$19,000	$--	$12,500	$--
Common stock issued for liabilities	--	--	51,050	--
Common stock issued for related party liabilities	--	--	885,832	--
Cancellation of common stock	15,000	--	1,500	--

The accompanying notes are an integral part of these consolidated financial statements.

31

NASCENT BIOTECH, INC

(formerly Nascent Biologics, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Nascent Biotech, Inc (“Biotech”) was incorporated on March 3, 2014 under the laws of the State of Nevada.

On March 21, 2014 Biotech entered into a reverse merger with Nascent Biologics, Inc. exchanging shares on a one for one basis. Nascent Biologics, Inc. was incorporated under the laws of the State of Delaware on July 15, 2008. Biotech issued 3,000,000 shares of common stock for 100% of Nascent Biologics, Inc. common stock. Prior to the share exchange, Biotech had 1,000,200 common shares outstanding. Biotech had $92,415 of net assets at the date of merger.  This has been accounted for as a reverse merger and recapitalization where Nascent Biologics is deemed the accounting acquirer.

The net assets of Biotech consisted of the following as of the date of the merger:

Cash	$79,915
Prepaid expenses	15,000
Accounts payable to related party	(2,500)
Net assets	$92,415

On July 15, 2014 Biotech entered into a reverse merger with Jin-En Group International Holding Company (Jin-En). Jin-En issued 7,500,200 shares of its common stock for all the outstanding shares of Nascent Biotech, Inc. In addition, Jin-En cancelled 15,000,000 shares of its common stock.  Prior to the merger Jin-En had 22,829,400 shares outstanding. Jin-En changed its name to Nascent Biotech, Inc. Jin-En had $19,000 of net liabilities at the date of the merger.

The net liabilities of Jin-En consisted of the following as of the date of the merger:

Accounts payable	$(19,000)
Net liabilities	$(19,000)

Nascent Biotech is engaged in the research and development of the antibodies for control of certain types of cancer in humans.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The Company has elected a fiscal year ending on March 31.

The accompanying unaudited interim financial statements of the Company for the three and six months ended September 30, 2014 and 2013 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information in accordance with Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto contained herein. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim periods presented herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any subsequent quarters or for an entire year.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Nascent Biotech, Inc. and its wholly-owned subsidiary Nascent Biologics, Inc. All intercompany accounts and transactions have been eliminated.

32

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected useful life of the asset (3 to 5 years), beginning when the asset is available and ready for use. Expenditures associated with upgrades and enhancements that improve, add functionality, or otherwise extend the life of property and equipment are capitalized, while expenditures that do not, such as repairs and maintenance, are expensed as incurred. For the years ended March 31, 2014 and 2013, depreciation expense totaled $1,090 and $1,059, respectively. For the six months ended September 30, 2014 and 2013, depreciation expense totaled $0 and $1,059, respectively.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value. There was no impairment recognized during the years ended March 31, 2014 and 2013 and during the six months ended September 30, 2014 and 2013.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

33

The Company accounts for income taxes under the provisions of FASB ASC 740, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities.

Basic and Diluted Net Loss per Share

Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. Diluted loss per share calculations includes the dilutive effect of common stock. Basic and diluted net loss per share is the same due to the absence of common stock equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses and shareholder loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Financial assets and liabilities recorded at fair value in our condensed consolidated balance sheets are categorized based upon a fair value hierarchy established by GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1— Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2— Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable and can be corroborated by observable market data.

Level 3— Inputs reflecting management’s best estimates and assumptions of what market participants would use in pricing assets or liabilities at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of September 30, 2014 (there were none as of March 31, 2014 and 2013):

	Level 1	Level 2	Level 3	Total
Assets
None	$-	$-	$-	$-
Liabilities
Derivative liability	$-	$-	$6,266	$6,266

34

The following table summarizes the change in the fair value of the derivative liability during the six months ended September 30, 2014:

Fair value as of March 31, 2014	$-
Additions	1,218
Transfers in (out) of Level 3	-
Change in fair value	5,048
Fair value as of September 30, 2014	$6,266

Recent Accounting Pronouncements

On June 10, 2014, FASB issued Accounting Standards Update No. 2014-10, Development Stage Entities. The update removes the definition of a development stage entity from FASB ASC 915 and eliminates the requirement for development stage entities to present inception-to-date information on the statements of operations, cash flows and stockholders’ deficit. The Company early adopted this standard for the period covered by the report herein.

NOTE 3 – GOING CONCERN

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company, as shown in the accompanying consolidated balance sheets, has a working capital deficit of $1,450,178 and $1,546,844 and an accumulated deficit of $4,079,358 and $4,639,524 as of March 31, 2014 and September 30, 2014, respectively. The Company does not have a source of revenue to cover its operating costs. These factors raise substantial doubt about the company’s ability to continue as a going concern. The Company will engage in research and development activities that must be satisfied in cash secured through outside funding. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

NOTE 4 – RESTATEMENT

During December 2014, the  Company determined the patent costs that were classified as intangible assets should have been expensed as the Company is unable to allocate the costs among the individual patents. In addition, the Company identified an error in the presentation of advances from related parties in the statements of cash flows and an error in the classification of certain expenses between general and administrative and research and development. The consolidated financial statements presented herein as of September 30, 2014, March 31, 2014 and March 31, 2013 and for the three and six months ended September 30, 2013 and for the years ended March 31, 2014 and 2013 have been restated to correct these errors. The impact of the restatements is summarized as follows:

•	Intangible assets reduced by $172,940, $172,940 and $123,341 as of September 30, 2014, March 31, 2014 and March 31, 2013, respectively.

•	Accumulated deficit increased by $172,940, $172,940 and $123,341 as of September 30, 2014, March 31, 2014 and March 31, 2013, respectively.

•

Loss from operations and net loss increased by $12,592, $19,085, $49,599 and $48,150 for the three months ended September 30, 2013, the six months ended September 30, 2013, the year ended March 31, 2014 and the year ended March 31, 2013, respectively.

•

Research and Development expenses increased by $271,330, $12,592, $441,330, $19,085, $382,718 and $381,270 for the three months ended September 30, 2014 and 2013, the six months ended September 30, 2014 and 2013, the year ended March 31, 2014 and the year ended March 31, 2013, respectively.

•

General and administrative expenses decreased by $271,330, $0, $441,330, $0, $333,119 and $331,120 for the three months ended September 30, 2014 and 2013, the six months ended September 30, 2014 and 2013, the year ended March 31, 2014 and the year ended March 31, 2013, respectively.

•

Net cash used in operating activities increased by $85,768, $162,667 and $134,247 for the six months ended September 30, 2013, the year ended March 31, 2014 and the year ended March 31, 2013, respectively.

•

Net cash used in investing activities decreased by $19,085, $49,599 and $48,150 for the six months ended September 30, 2013, the year ended March 31, 2014 and the year ended March 31, 2013, respectively.

•

Net cash provided by financing activities increased by $66,683, $113,068 and $86,097 for the six months ended September 30, 2013, the year ended March 31, 2014 and the year ended March 31, 2013, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

As of March 31, 2014 and 2013, the Company had accounts payable to officers and Directors of $5,297 and $267,190, respectively. As of September 30, 2014 the amount was $23,672. The amounts are unsecured, bear no interest and are due on demand. The amounts are owed for services provided and advances. During the years ended March 31, 2014 and 2013, net advances from these related parties totaled $113,068 and $86,097, respectively. During the six months ended September 30, 2014 and 2013, net advances from these related parties totaled $0 and $66,683, respectively.

As of March 31, 2013, the Company had an outstanding note payable to an Officer and Director of $151,625. The note payable of $151,625 and accrued interest of $53,746 were converted to common stock during the year ended March 31, 2014. The note was unsecured, due on demand and bore interest at 8% per annum.

During the year ended March 31, 2014, the Company issued an aggregate of 4,211,500 common shares for the extinguishment of related party liabilities totaling $885,832. This resulted in a loss on the extinguishment of related party liabilities of $1,284,558.

Of the 4,211,500, 4,011,500 were issued to Mark Glassy to repay liabilities resulting from salaries, loans to the Company and advance made to the Company for payment of Company liabilities. In addition the Company issued 100,000 shares of common stock to Brandon Price, a director of the Company and 100,000 shares to Rishab Gupta an officer of Nascent Biologics to repay liabilities resulting from past consulting services.

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NOTE 6 – LICENSE LIABILITY

The Company holds a license from a third party for certain patents and related material related to Pritumumab. The license allows the Company to develop, manufacture and sell its product worldwide using the patents under the licenses agreement.. The license was entered into by Nascent Biologics, Inc. in March 2009 granting rights to the development and certain patents.  The license was granted for total consideration of $2,000,000, to be paid in six installment of $300,000 plus a final payment of $200,000 on January 1, 2016.  In addition, the license provides the licensor with a royalty of 2% on the sales of the developed product, up to $10,000,000 in sales, and thereafter, a royalty of 1% for all sales over $10,000,000. Prior to the acquisition by the Company, Nascent Biologics allowed 10 patents to expire based on their assessment of the patents and their value relating to the Company’s development of its product. Nascent Biologics and the licensor amended the license agreement requiring payments of $333,000 per year from January 1, 2012 through January 1, 2015. Such payments were not made by Nascent Biologic or the Company after the acquisition of Nascent Biologic. Presently, the Company is paying the license holder $1,000 per month toward satisfaction of the consideration for the license agreement. As of March 31, 2014 and 2013, $1,471,317 and $1,153,900, respectively was accrued and unpaid under this license agreement. An additional payment of $333,000 will be accrued on January 1, 2015. During the six months period ended September 30, 2014 the Company paid $5,000 leaving the balance due of $1,466,317 as of September 30, 2014.

The Company is delinquent on the payments of the license agreement and does not have a formal agreement with the license holder for future license payments except as spelled out in the amended license agreement. The Company and or the license holder may cancel the agreement with a 90 day notice. The Company continues to have favorable communications with the license holder and plans in the next 3 months to discuss amending the license agreement and its terms. To meet future payments as required and agreed upon, the Company will need to raise additional capital over the next year.

The Company has determined the value of the license agreement has diminished materially due to the expiration of 10 of the patents and 2 year term on the remaining three.  In addition, the Company research and development has advanced the development of the product requiring a new patent to cover its product. The new patent has been applied for by the Company.

The future minimum payments due under this license agreement for the five years following 2014 are as follows:

2015	$1,799,317
Thereafter	$-

NOTE 7 – COMMON STOCK

During the year ended March 31, 2014 the Company issued an aggregate of 500,000 common shares at $0.10 per share for cash proceeds of $50,000.

During the year ended March 31, 2014, the Company issued an aggregate of 4,211,500 common shares for the extinguishment of related party liabilities totaling $885,832 resulting in a loss on the extinguishment of related party liabilities of $1,284,558.

During the year ended March 31, 2014, the Company issued an aggregate of 101,000 common shares for the extinguishment of third party liabilities totaling $51,050 resulting in a loss on the extinguishment of liabilities of $49,950.

During the year ended March 31, 2014, 1,500,000 common shares were returned to the Company and cancelled in exchange for the rights to certain patents which had no book value.

On March 21, 2014, the Company issued 1,000,200 common shares as part of a reverse merger valued at $92,415 which represents the net assets of Nascent Biotech, Inc. on the date of the share exchange (see Note 1). Net assets recognized included cash and equivalents of $79,915, prepaid expenses of $15,000 and $2,500 of accounts payable.

On May 20, 2014 the Company granted 13,317 common stock warrants for services. The warrants vest immediately, are exercisable at $1.00 per share and expire on May 21, 2017. The Company determined that the warrants were not afforded equity classification because the warrants are not considered to be indexed to the Company’s own stock due to the anti-dilution provision. Accordingly, the warrants are treated as a derivative liability and are carried at fair value. The Company estimated the fair value of these derivative warrants at each balance sheet date and the changes in fair value are recognized in earnings in the statement of operations under the caption “loss on change in fair value of derivative liability” until such time as the derivative warrants are exercised or expire. The Company used the Black-Scholes Option Pricing model to estimate the fair value of the derivative liability as of the date of issuance and as of September 30, 2014 using the following key inputs: market price of the Company’s common stock $0.10 to $0.50 per share, volatility of 250% and discount rate of 0.13%. The fair value of the derivative liability was determined to be $1,218 on May 20, 2014 and $6,266 on September 30, 2014 which resulted in a loss on the change in fair value of derivative liability of $5,048.

On July 15, 2014, the Company issued 22,829,400 common shares as part of a reverse merger valued at $19,000 which represents the net liabilities of Jin-En Group International Holding Company on the date of the share exchange (see Note 1).

On July 15, 2014 the Company cancelled 15,000,000 shares of common stock.

During the six months ended September 30, 2014, the Company issued an aggregate of 1,245,000 common shares for cash proceeds of $422,500.

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NOTE 8 – INCOME TAXES

At March 31, 2014 and 2013, the Company had federal net operating loss carry forwards of approximately $2,746,793 and $2,161,506, respectively, which expire in varying amounts beginning in 2028.

Components of net deferred tax assets, including a valuation allowance, are as follows at September 30, 2014, March 31, 2014 and 2013, respectively:

	September 30, 2014	March 31, 2014	March 31, 2013
Deferred tax assets:
Net operating loss	$1,155,319	$961,027	$756,527
Less: Valuation allowance	(1,155,319)	(961,027)	(756,527)
Net deferred tax assets	$--	$--	$--

In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of March 31, 2014.

NOTE 9 – SUBSEQUENT EVENTS

On October 7, 2014 the Company issued 15,000 shares of common stock for cash proceeds of $7,500.

On October 10, 2014 the Company issued 90,000 shares of common stock for cash proceeds of $45,000.

In accordance with FASB ASC 855 the Company’s management reviewed all material events through the date of this report, which is the date the financial statements were available to be issued, and there are no additional material subsequent events to report.

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MANAGEMENT DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Results for the year ended March 31, 2014 versus the year ended March 31, 2013 and the six months ended September 30 , 2014 and 2013(unaudited):

The following table sets forth selected statement of operations data as a percentage of total revenues for the periods indicated:

	Six Months Ended				Years Ended
	September 30,				March 31,
	2014		2013		2014		2013
	(Unaudited)
Operating expenses:
General and administrative expense	113,355	100%	113,460	100%	186,596	100%	291,984	100%
Research and development	441,330	100%	20,085	100%	383,718	100%	381,270	0%
Depreciation	--	0%	1,059	100%	1,090	100%	1,059	100%
Loss from operations	(554,685)	-100%	(134,604)	-100%	(571,404)	-100%	(674,313)	-100%
Other income (expense)	(5,481)	-100%	(7,960)	-100%	(1,346,448)	-100%	(14,792)	-100%
Net loss before taxes	(560,166)	-100%	(142,564)	-100%	(1,917,852)	-100%	(689,105)	-100%
Provision for income taxes	--	0%	--	0%	--	0%	--	0%
Net loss	(560,166)	-100%	(142,564)	-100%	(1,917,852)	-100%	(689,105)	-100%

General and Administrative Expenses: Total general and administrative expenses decreased from $291,984 in the year ended March 31, 2013 to $186,596 for the same period in 2014. This was a decrease of $105,388. The decrease in general and administrative expenses can be directly attributed to lower administrative costs incurred by the Company in 2014 over 2013.

General and administrative expenses for the six months ended September 30, 2014 were $113,355 compared to $113, 460 in 2013. This decrease in expenses for the six months ended September 30, 2014 over the same period in 2013 resulted from lower administrative cost  for the same period in 2013.

Research and Development: Total research and development expenses increased from $381,270 in the year ended March 31, 2013 to $383,718 for the same period in 2014. This was a nominal increase $2,448.

Research and development expenses for the six months ended September 30, 2014 were $441,330 compared to $20,085 in 2013. This increase in expenses for the six months ended September 30, 2014 over the same period in 2013, both in dollars and percentages, reflects increased spending to begin the research program leading to clinical studies in 2015.

Depreciation and Amortization: The Company experienced depreciation of $1,090 in fiscal 2014 compared to $1,059 in fiscal 2013. The depreciation expense in 2014 fully depreciated the fixed assets of the Company.

Depreciation and amortization expense for the six months ended September 30, 2014 and September 30, 2013 was zero and $1,059, respectively, due to the fixed assets being fully depreciated.

Other Income Expenses: Other income and expense totaled $1,346,448 during the year ended March 31, 2014 compared to $14,792 during the same period in 2013. The increase in for the same period in 2014 over 2013 was due to loss on extinguishment of related party liabilities of $1,284,558, loss on extinguishment of liabilities of $49,950 and interest of $11,940 in 2014 compared to only interest of $14,792 in 2013.

Other income or expense incurred in the six months ended September 30, 2014 and 2013 was $5,481 and $7,960, respectively.

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Income Tax: During the periods ending March 31, 2014 and 2013, the Company incurred no tax and the subsidiary paid tax as a foreign corporation.

Net Loss:  The Company recorded a net loss of $1,917,852 for the year ending March 31, 2014 compared to net loss of $689,105 for the same period in 2013, an increase of $1,228,747. The significant increase in the loss was due to other expenses of $1,346,448 offset by lower general and operating expenses of $102,909 in 2014 over 2013.

For the six months ended September 30, 2014, our net loss was $560,166 compared to a net loss of $142,564 for the same period in 2013. The increase in 2014 from 2013 is a direct result of higher general and administrative costs in 2014.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital is dependent on the capital it can raise to continue the Company’s development and testing of its product. The Company projects it has significant cash to continue its present operations through January 2015.

There are no agreements or understandings with regard to future loans by or with the officers, directors, principals, affiliates or shareholders of the Company. The Company will continue to raise outside capital through loans and equity sales.

Working Capital: At March 31, 2014, the Company had negative working capital of $1,450,178 with current assets of $115,007 and current liabilities of $1,565,185. The current assets consisted of cash of $113,832, and prepaid expenses of $1,175. The current liabilities of the Company at March 31, 2014 are composed primarily of accounts payable and accrued expense of $88,571, accrued liabilities to a related party of $5,297 and license liability of $1,471,317.

At September 30, 2014, the Company had negative working capital of $1,546,844. Current assets consist of cash of $65,557 and prepaid expenses of $12,175. Current liabilities as of the same date were $1,624,576 consisting of accounts payable and accrued expense of $128,321, accounts payable due to a related party of $23,672 , license liability of $1,466,317 and derivative liability of $6,266.

Operating Activities: Net cash used in operating activities, during the year ending March 31, 2014, was $129,529 compared to cash used of $85,851 for the same period in 2013. This represents a negative change of $43,678. The primary factor to the change is cash flow in operation activities resulting from extinguishment of liabilities of $1,334,508 in the period ending March 31, 2014 compared to in the same period in 2013.

Net cash used in operating activities in the six months ended September 30, 2014 was $470,775 compared to net cash used of $67,061 in the same period in 2013. The variance between the same periods in 2014 and 2013 relates to the increase in the loss of $417,602 in 2014 over 2013.

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Investing Activities: Net cash provided in investing activities was $79,915 for the year ended March 31, 2014 and none for the same period in 2013. The variance can be attributed to cash received in the reverse merger of $79,915 in 2014.

Financing Activities: Net cash provided in financing was $163,068 for the year ending March 31, 2014 compared to net cash provided of $86,097 for the same period in 2013. This consisted of common stock sold for cash for $50,000 and advances of $113,068 from related parties in 2014 compared to advances from related parties of $86,097 in 2013.

Cash flows provided by financing activities for the six month period ended September 30, 2014 was $422,500 compared to $66,683 in the same period in 2013. The total amount of the cash provided was for the sale of common stock by the Company as part of its financing activities.

As of March 31, 2014, the Company had total assets of $115,007 and total liabilities of $1,565,185. Stockholders’ deficit as of March 31, 2014 was $1,450,178 compared to a deficit of $1,946,131 at March 31, 2013. Liabilities decreased in 2014 due to the decrease in accounts payable and accrued liabilities to $88,571 compared to $379,068, and accounts payable to related parties of $5,297 compared to $267,190 in 2013 respectively. The Company will attempt to carry out its plan of business as discussed above.

As of September 30, 2014, the Company had total assets of  $77,732 and total liabilities of $1,684,576. Stockholders’ deficit as of September 30, 2014 was $1,606,844 compared to a deficit of $1,450,178 at March 31, 2014. Liabilities increased in 2014 due to the increase in accounts payable and accrued liabilities to $128,321, accounts payable to related parties of $23,672 and a convertible note payable of $60,000. The Company will attempt to carry out its plan of business as discussed above.

NEED FOR ADDITIONAL FINANCING:

Our capital needs over the next year, and each subsequent year, will be approximately $2,000,000 for research and development including product development and conducting clinical trials to obtain FDA approval.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

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We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Our continued operations are dependent on our ability to complete equity or debt financing activities or to generate profitable operations.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Contractual Obligations

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Selected Financial Data

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

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Quantitative and Qualitative Disclosure about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 3 – PROPERTIES

We currently lease 750 Sq. ft. of office space on a month to month basis for $350.  The space is adequate for our present needs.  Our telephone number is (612) 961-5656. We do not currently maintain any other office facilities, but anticipate leasing an office in San Diego, California in the near future.

ITEM 4 – SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners

The following table sets forth certain information concerning the number of shares of common stock owned beneficially as of October 15, 2014 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock. Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentageof Class(1
Common	Mark Glassy* 8400 Miramar Road, Suite 247 San Diego CA 92126	4,186,500	25.9%
Common	Lowell Holden* 8400 Miramar Road, Suite 247 San Diego CA 92126	100,000	.06%
Common	Brandon Price* 8400 Miramar Road, Suite 247 San Diego CA 92126	275,000	1.7%
Common	Sean Carrick* 8400 Miramar Road, Suite 247 San Diego CA 92126	200,200	1.4%
Common	All directors and executive officers as a group (4 persons)	4,781,500	29.06%
	TOTAL:	16,179,000	100.0%

___________________________

* Denotes officer and/or director

(1) The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers:

Name	Age	Position With the Company	Director Since
Mark Glassy	62	CEO, Director	July, 2014
Lowell Holden	71	CFO, Director	July, 2014
Brandon Price	66	Senior VP of Business Development Director	July, 2014
Sean Carrick	47	President, Director	July, 2014

The board of directors does not have a Nominating, Audit or Compensation Committee at this time.

Term of Office

Each director serves until our next annual meeting of the stockholders unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors. Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office.

Background and Business Experience

The business experience during the past five years of the person presently listed above as an Officer or Director of the Company is as follows:

Dr. Mark Glassy- Chief Executive Officer and Director- Dr. Glassy is the Chairman, Chief Executive Officer and President of Nascent Biotech and the Director and Professor at the Integrated Medical Science Association Foundation. Dr. Glassy has served as an officer and director of the Company since July, 2014. Prior to that, Dr. Glassy was an officer and director of Nascent Biologics, Inc. from July, 2008 until the exchange agreement with the Company. Glassy has held several upper-management positions in commercial biotechnology. He was co-founder and CEO of Shantha West, Inc, a subsidiary of India-based Shantha Biotechnics of Hyderabad, India. Shantha West resulted from a joint venture between East/West Laboratories Inc. (Predecessor Company to Shantha West, Inc.) and Shantha Biotechnics. Shantha was subsequently sold to Merieux Alliance in 2007. Prior to that, Glassy served as Vice President of Research and Development for Novopharm Biotech Inc. He has prepared and directed several FDA-approved clinical trials involving human monoclonal antibodies to cancer. Prior to Novopharm, Glassy was Director of Immunology at Brunswick Biotechnetics and Chief of the Human Antibody Program at Biotherapeutics, Inc. In 1980, Glassy joined the Department of Medicine and Cancer Center of the University of California, San Diego faculty and is currently a Visiting Scholar in the Mechanical and Aerospace Engineering Department at UCSD. He did his post-doctoral studies in molecular immunology as a Research Fellow at Scripps Clinic & Research Foundation in La Jolla, CA. Glassy, who received his Ph.D. (summa cum laude) in biochemistry from the University of California, Riverside in 1978, has 160 publications in the scientific and medical literature, is the Editor-In-Chief of the journal, Human Antibodies, serves as the chairman of the international conference series on human antibodies, and has been awarded several patents in the field of human monoclonal antibodies.

Glassy was the recipient of the 2003 Arthur Furst Award (citation, “Outstanding research advancing science for the betterment of humanity”) and the inventor of pritumumab, the first human antibody used to treat a cancer patient.

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Lowell Holden – Chief Financial Officer and Director - Lowell Holden has been the CFO and Chief Accounting Officer of the Company since May 2014. Since 1983, Mr. Holden has owned and operated his own consulting firm, LS Enterprises, Inc., which provides business consulting, accounting and other services to businesses. Mr. Holden has a broad range of business experience including managing, securing financing, structuring of transactions, and is experienced and knowledgeable in managing relationships with customers, financing institutions and stockholders. Presently Mr. Holden serves as the Chief Financial Officer of Skkynet Cloud Systems, Inc (SKKY), Chief Financial Officer and director of PTS, Inc (PTSH) and Silverstar Mining, Inc (SLVM). Mr. Holden also has a background in assisting companies in fulfilling their financial auditing and SEC reporting requirements. Mr. Lowell Holden has a Bachelor’s of Science degree from Iowa State University.

Dr. Brandon Price Senior Vice President, Business Development and Director- Dr. Price has more than 30 years in the biopharmaceutical industry. Recently he co-founded Biogenin, a Mexican company that licenses, develops and registers human and veterinary products (pharmaceuticals, diagnostics and medical devices) for Latin American markets. Dr. Price has been CEO of four biotechnology start-ups (plant transgenic expression systems, stem cell therapies, chemical cancer drugs, synthetic vaccines), and has held senior management positions at Cardinal Health and Ortho Diagnostic Systems (a Johnson & Johnson company). In addition, he co-founded the Institute for Cell Analysis at the University of Miami (FL), and the International Center for Entrepreneurial Excellence at the University of Guadalajara. He has served as Board Chair of the Virginia Biotechnology Association, Maryland’s counterpart, MdBIO, and was named 2001 Biotechnology Leader of the Year in Virginia. He currently sits on the Boards of four companies, and chairs the Advisory Board for the Professional Science Management Program in Bioinformatics at Virginia Commonwealth University (Richmond, VA). Presently, he is Visiting Professor at the University of Guadalajara School of Business where he teaches the course “Entrepreneurism and Business Planning”. He holds the B.S. and Ph.D. degrees in Biophysics from the University of Michigan in Ann Arbor and is the author of more than 50 articles in the scientific and business literature. Mr. Price served as President of GalenBio, Inc from 2007 through 2012. Mr. Price was associated with Falcon Ridge Associates, Inc from 2005 through 2013, was the cofounder, President and director of Biogenin SAPI de CV from 2012 to today and is a Director and Senior Vice President of Nascent Biotech, Inc from 2014 to date.

Sean Carrick – President and Director - Sean Carrick brings to Nascent a career that spans more than 25 years of experience building and leading successful medical device, Pharmaceutical and Biotech companies in large, mid-cap and venture-backed stages. Previously, Mr. Carrick served as President of Silver Star Mining Corporation (1/2013-11/2013). There he was responsible for all business management and strategic direction. Prior to Silverstar Mr. Carrick served as Director of Sales, Southern US (8/2010-11/2012) at Maquet Medical Systems and Florida Director of Sales at the Linvatec Division of Conmed Corporation (12/2007-7/2010). Mr. Carrick holds a BS Degree in Economics and Business Administration from Duquesne University and strategic leadership and management certificates from the Cogency Group, Eckerd College and Maquet Medical Systems.

Identification of Significant Employees

As of the date of this Report, other than our current directors and officers, we have no other full-time or part-time employees.

Family Relationship

We currently do not have any officers or directors of our company who are related to each other.

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Involvement in Certain Legal Proceedings

During the past ten years no director, executive officer, promoter or control person of the Company has been involved in the following:

(1)  A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)  Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)  Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.  Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.  Engaging in any type of business practice; or

iii.  Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f) (3) (i) of this section, or to be associated with persons engaged in any such activity;

(5)  Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6)  Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

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(7)  Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, of finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.  Any Federal or State securities or commodities law or regulation; or

ii.  Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.  Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8)  Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Audit Committee Financial Expert

The Company does not have an audit committee or an audit committee financial expert (as defined in Item 407 of Regulation S-K) serving on its Board of Directors.

The Company intends to establish an audit committee of the board of directors, which will consist of independent directors. The audit committee’s duties will be to recommend to the Company’s board of directors the engagement of an independent registered public accounting firm to audit the Company’s financial statements and to review the Company’s accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of the Company’s board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

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ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our executive officers during the twelve month periods ended March 31, 2014 and 2013:

Name and Principal Position		Annual compensation			Long-term compensation
		Salary ($)	Bonus($)	Other annual compen -sation ($)	Awards		Payouts	All other compen- sation ($)
	Year				Restricted stock award(s) ($)	Securities under- lying options/ SARs (#)	LTIPpayouts($)		Total Compensation
Mark Glassy CEO (1) Director	2014 2013 2012	90,000 120,000 120,000	- - -	- - -	- - -	- - -	- - -	- - -	90,000 120,000 120,000
Brandon Price Senior VP Business Development – Director	2014 2013 2012	- - -	- - -	- - -	- - -	- - -	- - -	- - -	- - -
Sean Carrick President, Director	2014 2013 2012	- - -	- - -	- - -	- - -	- - -	- - -	- - -	- - -
Lowell Holden(1) CFO, Director	2014 2013 2012	- - -	- - -	- - -	- - -	- - -	- - -	- - -	- - -

(1)  Mr. Glassy accrued salaries in 2014, 2013 and 2012 but was not paid. The accrual was exchange for common stock as part of the merger of Nascent Biologic Inc into Nascent Biotech Inc on March 15, 2014.

(2)  Mr. Holden through his Company LS Enterprises, Inc received $5,000 consulting fee for accounting work.

As of March 31, 2014, the Company has no other Executive Compensation issues which would require the inclusion of other mandated table disclosures.

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards to our executive officers as of March 31, 2014 and none have been issued during the current year.

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OPTION AWARDS

No officer or director of the Company received any equity awards or holds exercisable or un-exercisable options, as of the year ended March 31, 2014 and no officer or director has been awarded any equity awards or options curing the current year.

Pension, Retirement or Similar Benefit Plans

As of March 31, 2014, we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or change in control. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation of Directors

Our directors receive no extra compensation for their service on our board of directors.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The OTCBB on which shares of Common Stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Officer” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

According to the NASDAQ definition, Mark Glassy, Brandon Price, Sean Carrick and Lowell Holden are not independent directors because they are also executive officers of the Company.

Related Party Transactions

Mark Glassy CEO and a director of the Company owns more than five percent (5%) of the Company’s outstanding shares of its Common Stock. Dr. Glassy received his shares as part of the merger of Nascent Biologics and Nascent Biotech, Inc.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manor:

Disclosing such transactions in reports where required;

Disclosing in any and all filings with the SEC, where required;

Obtaining disinterested directors consent; and

Obtaining shareholder consent where required.

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Review, Approval or Ratification of Transactions with Related Persons

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 8. LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which our director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTC Market, under the trading symbol “NBIO.” Because we are quoted on the OTC Market, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the range of the high and low bid prices per share of our common stock as reported on the OTC Market during the last two calendar years for the period indicated. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

Period	High	Low
10/1/11 – 12/31/11	$3.00	$3.00
1/1/12 – 3/31/12	$3.00	$0.05
4/1/12 – 6/30/12	$0.06	$0.06
7/1/12 – 9/30/12	$0.06	$0.06
10/1/12 – 12/31/12	$0.06	$0.06
1/1/13 – 3/31/13	$0.06	$0.06
4/1/13 – 6/30/13	$0.06	$0.06
7/1/13 – 9/30/13	$0.06	$0.06
10/1/13 – 12/31/13	$0.06	$0.06
1/1/14 – 3/31/14	$0.06	$0.06
4/1/14 – 6/30/14	$0.06	$0.06
7/1/14 – 9/30/14	$1.01	$0.06

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Record Holders

As of September 30, 2014, there were approximately 90 shareholders of record of the common stock.

Repurchases of Equity Securities

We did not purchase any of our equity securities during 2014 and 2013.

Equity Compensation

During the years ended March 31, 2014 and 2013, respectively, we did not issue any shares of our common stock to consultants. We may from time to time issue additional shares to our consultants, employees or directors at the discretion of our board of directors.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The Company sold 2,000,000 shares of its common stock in a private placement in 2014, raising a total of $200,000.  The Company conducted a second private placement and sold an additional 1,255,000 shares of its common stock, raising an additional $627,500.

The following entities purchased restricted securities in the above-referenced private placement.

Date	Name	No. of Shares	Exemption Relied Upon
7/23/2014	Phillip Hartman	20,000	Regulation D, Section 4(2)
8/7/2014	Greg Anzalone	500,000	Regulation D, Section 4(2)
8/14/2014	Richard Delaney	100,000	Regulation D, Section 4(2)
8/14/2014	Steven Delaney	10,000	Regulation D, Section 4(2)
8/14/2014	Howard Cohen	20,000	Regulation D, Section 4(2)
8/22/2014	Paul & Lori Blair	50,000	Regulation D, Section 4(2)
9/4/2014	Maria Lorusso	15,000	Regulation D, Section 4(2)
9/8/2014	Lenda Carr	30,000	Regulation D, Section 4(2)
10/7/2014	Richard J Schaper	15,000	Regulation D, Section 4(2)
11/21/2014	Alan Jacobson	30,000	Regulation D, Section 4(2)
10/9/2014	SGI Capital Partners	30,000	Regulation D, Section 4(2)
11/4/2014	Dr Peter Jones	100,000	Regulation D, Section 4(2)
11/5/2014	Peter Jones & Robin Jones rev Tr	50,000	Regulation D, Section 4(2)
11/6/2014	Janet Munro Davis	200,000	Regulation D, Section 4(2)
11/6/2014	Brittany Munro Zanin	50,000	Regulation D, Section 4(2)
11/6/2014	Heather Daron Munro	50,000	Regulation D, Section 4(2)
11/6/2014	Dirk J Doretti	20,000	Regulation D, Section 4(2)
11/10/2014	Richard Drucker	20,000	Regulation D, Section 4(2)
11/11/2014	Dr Trevor Nimmons	200,000	Regulation D, Section 4(2)
11/12/2014	Jodi Jenner	30,000	Regulation D, Section 4(2)
11/12/2014	Dino Coppi	30,000	Regulation D, Section 4(2)
11/12/2014	David L Doretti Family Trust	20,000	Regulation D, Section 4(2)
11/12/2014	George Mayor	10,000	Regulation D, Section 4(2)
11/12/2014	Peter Lamia	10,000	Regulation D, Section 4(2)
11/14/2014	Joseph Mukamal	50,000	Regulation D, Section 4(2)
11/14/2014	Daniel Mukamal	50,000	Regulation D, Section 4(2)
11/14/2014	Randi Schnee	30,000	Regulation D, Section 4(2)
11/14/2014	Martin Hochman	40,000	Regulation D, Section 4(2)
11/21/2014	Hands Consultant PA	20,000	Regulation D, Section 4(2)
10/27/2014	Richard & Sherri Drucker	60,000	Regulation D, Section 4(2)
10/27/2014	Mike Choi	40,000	Regulation D, Section 4(2)
10/27/2014	John Larson	30,000	Regulation D, Section 4(2)
10/27/2014	John Evey	100,000	Regulation D, Section 4(2)

The Company relied on Regulation D and Section 4(2) of the Securities Act of 1933, as amended, as the stock sales were not part of a public offering but were private transactions done in compliance with Regulation D and Section 4(a)(2).

ITEM 11. DESCRIPTION OF THE REGISTRANT’S SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 10,000,000 shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock. No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

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Dividends

We have never paid any cash dividends on our common stock. We intend to retain and use any future earnings for the development and expansion of business and do not anticipate paying any cash dividends in the foreseeable future.

We refer you to our Certificate of Incorporation, Bylaws and the applicable provisions of the Nevada Private Corporations Law for a more complete description of the rights and liabilities of holders of our securities.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have the authority under the Nevada Private Corporation Law to indemnify our directors and officers to the extent provided for in such statute. Set forth below is a discussion of Nevada law regarding indemnification which we believe discloses the material aspects of such law on this subject. The Nevada law provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

*  conducted himself in good faith;

*  reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest and, in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

*  in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify a person under the Nevada law against judgments, penalties, including excise and similar taxes, fines, settlement, unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

Our Articles of Incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for an act or omission in such directors' capacity as a director; provided, however, that the liability of such director is not limited to the extent that such director is found liable for (a) a breach of the directors' duty of loyalty to us or our stockholders, (b) an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (d) an act or omission for which the liability of the director is expressly provided under Nevada law. Limitations on liability provided for in our Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

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We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of case, even though such an action, if successful, might otherwise have benefitted us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by Nevada Private Corporation Law and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

Regarding indemnification for liabilities arising under the Securities Act of 1933 which may be permitted for directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Company’s financial statements and notes thereto for the years ended March 31, 2014 and 2013 are exhibits to this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

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ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

Copies of the following documents are included as exhibits to this Form 10 pursuant to item 601 of Regulation S-K. All exhibits have been previously filed unless otherwise noted.

Exhibit	Reference
No.	No.	Title of Document	Location
2(i)	2.01	Articles of Exchange

3(i)	3.01	Articles of Incorporation

3(ii)	3.02	Bylaws

4	4.01	Specimen Stock Certificate

10(i)	10.01	Exchange Agreement	This filing

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NASCENT BIOTECH INC.

Date: January 2, 2015	By:	/s/ Mark Glassy
	Name:	Dr. Mark Glassy
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

January 2, 2015	By:	/s/ Mark Glassy
Mark Glassy, CEO, Director

January 2, 2015	By:	/s/ Lowell Holden
Lowell Holden, CFO, Director

January 2, 2015	By:	/s/ Brandon Price
Brandon Price, Senior VP of Business Development, Director

January 2, 2015	By:	/s/ Sean Carrick
Sean Carrick, President, Director

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